EXHIBIT 10.25

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”), is entered into this 22nd day of January, 2009, be effective as of January 19, 2009 (the “Effective Date”), by and between Seven Licensing Company, LLC, a California corporation (the “Sublessor”), and Tarrant Apparel Group, a California corporation (the “Subtenant”).

RECITALS

A. Sublessor is the lessee of real property located at 801 S. Figueroa Street, Suite 2500, Los Angeles, California 90017 (the “Premises”) under a Lease, dated December 10, 2008, between Sublessor and Mani Brothers 801 Tower (DE), LLC (“Lessor”), as amended through the date hereof (the “Master Lease”).

B. The parties desire to establish an arrangement whereby Subtenant will sublease, occupy and use a portion of the Premises.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Subtenant, intending to be legally bound, hereby agree as follows:

1. Duties.

1.1 During the term of this Sublease, Sublessor shall Sublease to Subtenant the office space located within the Premises and described on Exhibit A attached hereto (the “Sublet Space”).

1.2 Sublessor shall provide Subtenant reasonable access to areas of convenience located at the Premises, including but not limited to the rest rooms.

1.3 Sublessor shall provide Subtenant with access to the common areas within the Premises to which Sublessor has access pursuant to the Master Lease.

1.4 Sublessor shall provide Subtenant with the same services provided to Sublessor by the Lessor pursuant to the Master Lease, including, but not limited to, the following: electricity (commensurate with the electrical system and wiring within the Premises for lights and other usual and ordinary office purposes); heat and air conditioning; daily janitorial services (in the kitchen, rest rooms, office areas, including trash removal); water; and security services.

1.5 Subtenant shall be bound by the same restrictions on use of the Premises applicable to Sublessor pursuant to the Master Lease to the extent Subtenant has been informed of such restrictions in writing.

1.6 Subtenant acknowledges that Sublessor is providing to Subtenant the Sublet Space and Licensed Property in “AS IS” condition. Sublessor shall have no obligation to make any tenant improvements, alterations or repairs, or to provide any tenant improvement allowance. Sublessor makes no representations or warranties of any kind as to the condition of the Sublet Space or the Licensed Property.

1.7 Subtenant shall, at Subtenant’s expense, promptly comply in all material respects with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term or any part of the term hereof, regulating the use by Subtenant of the Premises, or the operation of Subtenant’s business. Subtenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance.

2. Term. This Sublease shall commence on the Effective Date and initially remain in full force and effect for a period of at least nine months, and thereafter shall continue on a “month-to-month” basis until terminated by either party on sixty (60) days advance written notice to the other party (the “Term”). Notwithstanding the foregoing, Sublessor shall have the right to terminate this Sublease at any time upon written notice to Subtenant if the Master Lease terminates or if Sublessor no longer has rights to occupy the Sublet Space or sublease the Sublet Space to Subtenant. Upon expiration or termination of this Sublease, Subtenant shall return the possession of the Sublet Space to Sublessor in substantially the same condition as the Sublet Space was delivered to Subtenant, after giving effect to ordinary wear and tear.

3. Rent. In consideration of the use and occupancy of the Sublet Space granted to Subtenant in this Sublease, Subtenant shall pay Sublessor rent in the amount of $1.00 per each twelve month period of the Term (the “Fixed Rent”). Rent for a twelve month period shall be payable in advance no later than the tenth day of the first day of the first month of such period.

4. Indemnification. Each Party shall indemnify, save, defend, protect, and hold the other Party harmless from any and all costs, damages, claims, liabilities or expenses (including reasonable attorney’s fees) in connection with loss of life, bodily or personal injury, property damage, or damage incurred or claimed against the parties, or any of their affiliates, directly or indirectly occurring or arising from or out of the use or occupancy of the Premises or any part thereof or occasioned wholly or in part by any act or omission of the indemnifying party or its invitees, whether occurring in or about the Premises, or in the common areas or elsewhere within the building or development of which the Premises now are, or may hereafter become, a part; provided, however, that the duty of indemnification shall not apply to injury, loss, or damage proximately caused by the gross negligence or willful misconduct of the party seeking indemnification or its agents, contractors or employees.

5. Entire Agreement. This Sublease contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

6. Governing Law. This Sublease and the obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law principles that may require the application of any other laws.

7. Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. Further Assurances. Each party hereby agrees that it shall, at any time and from time to time after the date hereof, and without further consideration, take all such further actions, and execute and deliver all such further instruments or documents, as may be reasonably requested by the other party to effectuate the purposes of this Sublease.

9. Amendments and Waivers. No amendment, modification, waiver, replacement, termination, or cancellation of any provision of this Sublease shall be valid, unless the same shall be in writing and signed by Sublessor and Subtenant.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUBLESSOR:	SEVEN LICENSING COMPANY, LLC,
a California limited liability company

	By:	/s/ Peter Akaragian
	Name:	Peter Akaragian
	Title:	President

SUBTENANT:	TARRANT APPAREL GROUP,
a California corporation

	By:	/s/ Patrick Chow
Patrick Chow
	Title:	Chief Financial Officer

EXHIBIT A

Sublet Portion of Premises

Twenty-second and Twenty-fifth Floors of 801 South Figueroa Street, Los Angeles, CA 90017

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